EXHIBIT 19.1

News Release
Andrew Corporation
3 Westbrook Corporate Center, Suite 900, Westchester, II USA 60154: +1 (708) 236-660 www.andrew.com
Andrew Repurchases 2.4 Million Shares
Under Share Repurchase Program
- Repurchased 1.5% of basic common shares outstanding at an average price of $9.10 per share -
WESTCHESTER, IL, August 30, 2006—Andrew Corporation, a global leader in communications systems and products, today announced that it has repurchased 2.4 million shares of common stock at an average price of $9.10 per share, including commissions and fees, during the last three weeks. Total shares repurchased under the company’s previously authorized share repurchase program represent approximately 1.5% of the 159.7 million shares outstanding at June 30, 2006. Following the recent open market transactions during the company’s fiscal fourth quarter, the company has 7.4 million shares remaining available for repurchase under its share repurchase program.
“We believe the share repurchase program demonstrates our confidence in the long-term growth and margin expansion opportunities of the company,” said Ralph Faison, president and chief executive officer of Andrew Corporation. “We believe the strength and value of Andrew is not accurately reflected by the market and that share repurchases are an effective use of capital to build long-term shareholder value.”
The timing and amount of any future share repurchases will be at the company’s discretion, subject to market conditions and other factors, and may be suspended or discontinued at any time.
About Andrew
Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 35 countries. Andrew (www.andrew.com), headquartered in Westchester, IL, is an S&P 500 company founded in 1937.
Forward-Looking Statements
Some of the statements in this news release are forward-looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Forward-looking statements are based on currently available information. Factors that may cause actual results to differ from expected results include fluctuations in commodity costs, the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in foreign currency exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended

September 30, 2005. The company disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release (including the number of shares purchased pursuant to its share repurchase program) resulting from new information, future events or otherwise, except as required by law.
END
Investor Contact:
Scott Malchow, Andrew Corporation
+1 (708) 236-6507
News Media Contact:
Rick Aspan, Andrew Corporation
+1 (708) 236-6568 or publicrelations@andrew.com

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